NEWS RELEASE

               Millenium Holding Group, Inc. Announces Information
                               Regarding its 10-K


     LINCOLN, NE May 23, 2001 - Millenium Holding Group, Inc. (OTC BB: MNHG), announced that due to circumstances beyond its control, Millenium may be delisted for a brief time since the Company is unable to get its 10-K in before the filing deadline.

     Richard Ham, President and CEO of Millenium Holding Group, Inc. said, "This circumstance is beyond the Company's control. We want to make it absolutely clear to shareholders and interested parties that the delay was not caused by anything to do with the audit itself. The cause of the delay was twofold. The first stemmed from the fact, the auditing firm from the previous year discontinued SEC audits for all its clients. Secondly, the Company discovered, at the last minute, the auditing firm we then had taken our information to was not SEC Practice Division approved." Ham went on to state, "The current auditing firm we took our information to is SEC approved, but has not had enough time to complete the work. We do not anticipate any problems with our audit and it should be finished shortly."

     Millenium Holding Group, Inc. (OTC BB: MNHG) is a publicly traded and fully reporting financial services Company in early stage development. The passage of the Financial Modernization Act (Gramm-Leach-Bliley Act) will radically overhaul the nation's banking, insurance and securities markets. The Act allows one Company to possess all three disciplines. Millenium Holding Group, Inc. intends to, and is actively pursuing the creation of an Internet National Bank and an Internet Insurance Company. It is also exploring the possibility of forming or acquiring a Broker Dealer in order to service the securities market.

     FORWARD LOOKING STATEMENTS. This Release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of the Company. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. Forward-looking statements usually contain the words "estimate," "anticipate," "believe," "plan," "expect," or similar expressions, and are subject to numerous known and unknown risks and uncertainties. In evaluating such statements, prospective investors should review carefully various risks and uncertainties identified in this Release, including the above matters and in the Company's SEC filings. These risks and uncertainties could cause the Company's actual results to differ materially from those indicated in the forward-looking statements.

CONTACT: Strategic Initiatives
         Chas Fabiano - Sr. Consultant
         Tel:  480 497-6189
         E-mail: cfabiano1@home.com